WYNNEFIELD PARTNERS SMALL CAP VALUE L.P.
                   WYNNEFIELD PARTNERS SMALL CAP VALUE L.P. I
                           CHANNEL PARTNERSHIP II L.P.
                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND LTD
                                   NELSON OBUS
                                 ONE PENN PLAZA
                                   SUITE 4720
                            NEW YORK, NEW YORK 10119



                                September 4, 1997


Mr. Jack E. Golsen
Chairman of the Board and President
LSB Industries, Inc.
16 South Pennsylvania Avenue
Oklahoma City, OK 73107

Dear Jack:

     I'm sorry you were unable to return my calls or meet with me as we had discussed when you were in New York in August. Nevertheless, I trust that our
Schedule 13D filing will underscore the magnitude of my interest in LSB Industries and my concern that the independent shareholders have yet to receive much value from their investment in the Company.

     In the Overview of the MD&A section of your December 1996 Form 10-K and subsequently there is mention of LSB's need to focus on profitable businesses and achieving adequate returns. This is encouraging, but I feel the actions you have taken to achieve these goals have been much too tentative. Specifically, I believe the Automotive and Industrial Product Segments should be promptly sold or discontinued and liquidated in their entirety because they have lost money for four consecutive years and lack economies of scale. In addition, off balance sheet assets such as the bank building in Oklahoma City should be liquidated, and further speculative ventures such as the Kestral Aircraft investment should be curtailed. At your convenience, I would like to discuss with you my ideas with respect to how LSB can achieve solid profitability and an adequate return for shareholders going forward. It is unacceptable that 1997 is shaping up to be the third straight year that LSB has failed to record a profit from operations.

     On a more urgent and serious note, I must tell you that I was both shocked and deeply disappointed to read in the June 1997 Form 10-Q of the Insider's proposal to infuse $3 million into LSB in return for a preferred stock interest which carries a 10% coupon and entitles holders to three million common share votes. This is truly an unconventional proposal! Given LSB's $150 million of long term debt and $65 million of working capital, I can only surmise that all the Insiders are trying to accomplish is to give themselves enough voting power to completely ignore the outside shareholders. I have believed you to be a fair and honest individual who would never resort to such a transparent ploy to entrench you and your family at the helm of LSB. This proposal has caused me both to reconsider my judgment and consult legal counsel. Indeed, it is so troubling to me that I have written to the outside directors detailing my concerns, and a copy of that letter is attached.

     I have been quite outspoken in this public letter about my feelings towards the new preferred stock proposal and encourage you to communicate with me directly if you feel the conclusions I have reached are off the mark.

                                           Sincerely,


                            WYNNEFIELD PARTNERS SMALL CAP VALUE L.P.

                            By: WYNNEFIELD CAPITAL MANAGEMENT, LLC,
                                as general partner


                                By:   /S/ NELSON OBUS
                                    -------------------------
                                        Nelson Obus
                                      Managing Member

                            WYNNEFIELD PARTNERS SMALL CAP VALUE L.P. I

                            By: WYNNEFIELD CAPITAL MANAGEMENT, LLC,
                                as general partner


                                By:    /S/ NELSON OBUS
                                    -------------------------
                                         Nelson Obus
                                       Managing Member

                            CHANNEL PARTNERSHIP II L.P.


                                 By:   /S/ NELSON OBUS
                                    -------------------------
                                         Nelson Obus
                                       General Partner

                            WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND LTD

                            By: WYNNEFIELD CAPITAL, INC.,
                                as general partner


                                By:   /S/ NELSON OBUS
                                     -------------------------
                                        Nelson Obus
                                         President


                                       /S/ NELSON OBUS
                                    -------------------------
                                         Nelson Obus